Exhibit 10.28

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AMENDMENT TO DECEMBER 5, 1997 EXCLUSIVE
LICENSE AGREEMENT BETWEEN SCHERING AND SEPRACOR

This amendment to the December 5, 1997 Exclusive License Agreement between Schering and Sepracor (“the Amendment”) is made as of this 7th day of November, 2008 by Schering-Plough Ltd., a Swiss corporation having a place of business at Topferstrasse 5, 6004 Lucerne, Switzerland (“Schering”), and Sepracor Inc., a Delaware corporation having a place of business at 84 Waterford Drive, Marlborough, Massachusetts 01752 (“Sepracor”) (collectively, “the Parties”).

WHEREAS, the Parties mutually desire to amend their December 5, 1997 Exclusive License Agreement (“the Agreement”) as set forth herein; and

WHEREAS, the Parties acknowledge that this Amendment conforms to Article IX, Section 9.6 of the Agreement and is a permitted amendment to that Agreement.

NOW THEREFORE, in consideration of the rights and obligations set forth herein, the sufficiency of which is hereby acknowledged, Schering and Sepracor agree as follows.

1.             All capitalized terms not otherwise defined herein shall have the meaning ascribed to same in the Agreement.

(a)           Schering and Sepracor agree that the term “Sepracor Actions” shall include any action for infringement of certain patents listed in Schedule 1.18 of the Agreement or otherwise included in the definition of “Patent Rights” in Article I, Section 1.18 of the Agreement (the “Sepracor Patents”) brought by Sepracor against certain Abbreviated New Drug Application (“ANDA”) filers with respect to one or more of New Drug Application (“NDA”) Nos. 021300, 021312, 021313, 021605, and/or 021165, several of which are currently pending in the United States District Court for the District of New Jersey.

(b)           Schering and Sepracor agree that the term “Exempted Sublicensee” shall mean any Sublicensee where:  [**].

(c)           Schering and Sepracor agree that the term “NDA Product” shall mean a Licensed Product under the Agreement approved for marketing in the United States pursuant to a New Drug Application.

(d)           Schering and Sepracor agree that the term “Prescription NDA Product” shall mean a NDA Product, as defined above, that requires a prescription to be sold in the United States.

(e)           Schering and Sepracor agree that the term “[**] NDA Product” shall mean a NDA Product, as defined above, that does [**] in the United States.

(f)            Schering and Sepracor agree that the term “Generic Equivalent” shall mean a pharmaceutical product that has received U.S. Food and Drug Administration (“FDA”)

approval for marketing in the United States pursuant to an ANDA as a generic equivalent to a specific NDA Product.

(g)           Schering and Sepracor agree that the term “Launch” shall mean the commercial launch of a Generic Equivalent of a NDA Product by one or more third parties other than an Exempted Sublicensee or Sublicensee while Schering and/or Sepracor is preparing for or involved in litigation regarding such Generic Equivalent.

(h)           Schering and Sepracor agree that the term “Final FDA Approval” shall mean approval from the FDA that would allow a party to market and sell a Generic Equivalent.

(i)            Schering and Sepracor agree that the term “Final Court Decision” shall mean a decision of a court from which no appeal has been or can be taken, excluding any writ of certiorari or other proceedings before the United States Supreme Court.

2.             Schering and Sepracor agree that Schering may grant a sublicense under the Sepracor Patents to any Exempted Sublicensee.  The granting of any such sublicense shall be without any further obligation or responsibility by Schering to Sepracor under the Agreement with respect to such sublicense other than as set forth in this Amendment.

3.             Schering and Sepracor agree that the payment of royalties pursuant to the Agreement shall be as follows:

(a)           Prescription NDA Products

(1)           Schering agrees, on a product-by-product basis, to pay a royalty of [**] percent ([**]%) on Net Sales of each Prescription NDA Product until the earlier of:  (i) the expiration of U.S. Patent Nos. [**]; or (ii) a Final Court Decision finding that all claims of U.S. Patent Nos. [**] in dispute are invalid, unenforceable or not infringed by a Generic Equivalent of such Prescription NDA product; or (iii) a Launch of a Generic Equivalent of such Prescription NDA Product before [**]; or (iv) the date that sales by an Exempted Sublicensee or Exempted Sublicensees of a [**] of such Prescription NDA Product achieve a market share of [**] percent ([**]%) or more of [**] such Prescription NDA Product in the United States; or (v) the date that sales by one or more third parties that is not an Exempted Sublicensee or Sublicensee of [**] of such Prescription NDA Product achieve a market share of [**] percent ([**]%) or more of [**] such Prescription NDA Product in the United States.

(2)           Notwithstanding anything else in Section 3(a) of this Amendment, should Section 3(a)(l)(iii) be triggered by a Launch of a particular Prescription NDA Product before [**], Schering agrees to pay a royalty of [**] percent ([**]%) on Net Sales of such Prescription NDA Product for a [**] period commencing from the Final FDA Approval of the first Generic Equivalent that had such a Launch; and after such [**] period, Schering shall have no further obligation to pay any royalty on such Prescription NDA Product.

(3)           Notwithstanding anything else in Section 3(a) of this Amendment, should Section 3(a)(l)(iv) be triggered by sales by an Exempted Sublicensee or Exempted

Sublicensees of a Generic Equivalent or Generic Equivalents of a particular Prescription NDA Product, Schering agrees to pay a royalty of [**] percent ([**]%) on Net Sales of such Prescription NDA Product for a [**] period commencing from the Final FDA Approval of [**]that contributed to the [**] percent ([**]%) or more market share described in Section 3(a)(l)(iv); and after such [**] period, Schering shall pay [**] percent ([**]%) on Net Sales of such Prescription NDA Product.

(4)           Notwithstanding anything else in Section 3(a) of this Amendment, should Section 3(a)(l)(v) be triggered by sales by one or more third parties that is not an Exempted Sublicensee or Sublicensee of a Generic Equivalent or Generic Equivalents of a particular Prescription NDA Product, Schering agrees to pay a royalty of [**] percent ([**]%) on Net Sales of such Prescription NDA Product for a [**] period commencing from the Final FDA Approval of [**] that contributed to the [**] percent ([**]%) or more market share described in Section 3(a)(l)(v); and after such [**] period, Schering shall have no further obligation to pay any royalty on such Prescription NDA Product.

(5)           For the purposes of clarity and the avoidance of doubt, the obligation of Schering to pay a royalty on Net Sales of each Prescription NDA Product per Section 3(a) of this Amendment shall apply notwithstanding an Exempted Sublicensee receiving approval to market a Generic Equivalent from the FDA with or without Schering’s consent.

(b)           [**] NDA Products

(1)           Schering agrees, on a product-by-product basis, to pay a royalty of [**] percent ([**]%) on Net Sales of each [**] NDA Product until the earlier of:  (i) expiration of U.S. Patent Nos. [**]; or (ii) a Final Court Decision finding that all claims of U.S. Patent Nos. [**] in dispute are invalid, unenforceable or not infringed by a Generic Equivalent of such [**] NDA product; or (iii) a Launch of a Generic Equivalent of such [**] NDA Product before [**].

(2)           For the purposes of clarity and the avoidance of doubt, the obligation of Schering to pay a royalty on Net Sales of each [**] NDA Product per Section 3(b) of this Amendment shall apply notwithstanding an Exempted Sublicensee receiving approval to market a Generic Equivalent from the FDA with or without Schering’s consent.

(c)           For the avoidance of doubt, the royalties of Section 3(a) and 3(b) above shall be on a product-by-product basis; for example, the Launch of a Generic Equivalent to the 2.5 milligram, desloratadine /120 milligram pseudoephedrine tablet shall not reduce or remove Schering’s royalty obligation(s) to Sepracor on Net Sales of any prescription or non-prescription desloratadine 5 milligram tablet product.

4.             Sales by an Exempted Sublicensee of a Generic Equivalent made under a sublicense granted by Schering shall be excluded from the definition of Net Sales under Article I, Section 1.17 of the Agreement.

5.             In the event of any inconsistency between this Amendment and the Agreement, the terms of this Amendment shall control and the Agreement shall be deemed amended so that it is in full compliance with, and gives effect to, all the terms and conditions of this Amendment.

6.             The Parties hereby represent and warrant that they have approved the execution of this Amendment and have authorized and directed the signatory officers below to execute and deliver this Amendment.

Agreed to and Acknowledged		Agreed to and Acknowledged
This 10th day of November, 2008, by:		This 7th day of November, 2008, by:

SCHERING-PLOUGH LTD.		SEPRACOR INC.

By:	/s/ David Piacquad	By:	/s/ Andrew I. Koven
Name:	David Piacquad	Name:	Andrew I. Koven
Title:	Managing Officer	Title:	EVP, General Counsel & Corporate Secretary